AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 18, 2003
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            SCHEDULE 14A INFORMATION
                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO.)

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                              HERCULES INCORPORATED
                (Name of Registrant as Specified in Its Charter)

               HERCULES SHAREHOLDERS' COMMITTEE FOR NEW MANAGEMENT
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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



             THE HERCULES SHAREHOLDERS' COMMITTEE FOR NEW MANAGEMENT
                       17 State Street, New York, NY 10004

                               TIME FOR THE FACTS

                                                                   June 18, 2003

Fellow Hercules Shareholders:

       The Company's preliminary proxy statement and recent letters resort to unfounded attacks on the Committee and Mr. Heyman as well as misleading, self-promotional pronouncements concerning Joyce's "accomplishments" at Hercules and Union Carbide. Unfortunately, Joyce and the majority directors completely fail to deal with the issues of real importance to Hercules shareholders - Joyce's record, the future direction of Hercules, and a strategy for enhancing values for all Hercules shareholders - issues which we have attempted to address in some detail in our materials.

       WE URGE YOU NOT TO BE LED ASTRAY BY JOYCE'S TACTICS AND TO JUDGE FOR YOURSELF THE ACCURACY OF HIS CLAIMS IN LIGHT OF THE FOLLOWING FACTS.

(1) JOYCE'S CLAIM: The Committee has no plan or strategy as to how to improve the Company.

       FACT: The Committee has a strong and well thought out program for enhancing shareholder values, as outlined in its June 2nd letter to shareholders (at pp. 18-19) and Proxy Statement (at pp. 18-19).

       In connection with the Committee's program, we would like to make one additional point. It has been widely reported that since November 2000, including the last two years under Joyce, the Company has sought to sell itself, in whole or in part (John Crudele, April 17, 2003, NEW YORK POST, Josh Kosman, April 10, 2003, THE DAILY DEAL). On the other hand, within less than 90 days of election to the Hercules Board in June 2001, our minority directors have consistently advocated "taking the for sale signs down", refinancing the Company's debt, and FOCUSING ON THE LONG TERM GROWTH OF OUR BUSINESSES. While as major Hercules shareholders we would always support a sale of the Company at an attractive price, we have long held the view that it was unlikely that Hercules could be sold at such a low point in the specialty chemicals cycle at a price sufficiently attractive to shareholders. As a result, we predicted that the pursuit of short term strategies and "wild goose chases" by Joyce and his predecessor would needlessly divert management attention and focus - jeopardizing the morale of our employees, the value of our business franchises, and indeed the whole fabric of our Company.

       YOU SHOULD KNOW THAT EVEN MAJORITY DIRECTORS HAVE RECENTLY EXPRESSED THE SAME FRUSTRATION WITH JOYCE'S "WILD GOOSE CHASES" AND THE NEED TO GET BACK TO BUSINESS. IF ELECTED, THIS WOULD BE OUR FIRST PRIORITY.

(2) JOYCE'S CLAIM: The proxy contest is a referendum on Mr. Heyman and the Committee in terms of their potential as future leaders of the Company.

       FACT: In an effort to divert shareholders' attention from the real issues at hand, Joyce totally mischaracterizes the role of the Committee and Mr. Heyman in this proxy contest. Mr. Heyman's role at Hercules is strictly as a major shareholder, director and catalyst to help Hercules prosper and maximize values for all Hercules shareholders - and he has no intention of serving in any executive capacity at the Company.

       The Committee's first priority will be to select a new, highly qualified, full-time, "roll-up-your-sleeves" Chief Executive committed to the turnaround and long-term growth of the Company's businesses. The principal objective of the Chief Executive will be to enhance shareholder value, and his compensation will be designed to closely align his own interests with those of Hercules shareholders. By making the right selection and establishing comprehensive goals and objectives, we intend to put an end to the extraordinarily harmful turnover of six Chief Executives at Hercules in six years - with the Company having been managed for almost three years now by two INTERIM, "CARETAKER" CEOS, Joyce and his immediate predecessor.

(3)    JOYCE'S CLAIM: Mr. Heyman destroyed values at ISP.

       FACT:  This claim is false, misleading, and irrelevant.

           o We believe that the most relevant analogy to the current Hercules proxy contest is Mr. Heyman's GAF proxy contest in 1983, in which Mr. Heyman and a slate of independent nominees, were elected by the shareholders of GAF, a Fortune 500 company at the time. GAF shareholders who, by their overwhelming vote, entrusted their company to Mr. Heyman and the other independent nominees were vindicated when the company under Mr. Heyman's leadership made a dramatic turnaround, which BARRON'S, a leading financial publication, characterized as transforming "one of Wall Street's ugly ducklings...into a swan" (December 16, 1985). As a result of his efforts at GAF, Mr. Heyman helped create $1.6 billion of increased shareholder value (the equivalent of a 715% increase in GAF's stock price) over GAF's remaining life as a public company.

           o While ISP, as a former subsidiary of GAF, did sell a small, minority position in its stock to the public in the early 90s, and the stock price fell from $15.50 per share to $10.30, the loss to public shareholders was about $60 million. This pales in comparison to the $7.3 billion created by Mr. Heyman and his companies for the shareholders of five companies in which Mr. Heyman was either a shareholder activist or potential acquirer.

              It is axiomatic that every company with a disappointing stock price performance is not guilty of "value destruction." For while ISP's earnings increased over its time as a public company, its valuation declined principally as a result of the fact that the company's small public float discouraged

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


              institutional shareholders from investing in its shares. Unlike the case of Joyce and his predecessors at Hercules, ISP did not mismanage the company. For it did not acquire businesses at the high, sell them at the low, or engage in any of the other anti-shareholder conduct so typical at Hercules under Joyce and his predecessor.

           o Finally, ISP's response to its disappointing stock price performance is instructive. With ISP selling at approximately $7 per share last year at this time, the company made an offer to acquire the remaining public shares for $10 per share, proposing, in the interest of procedural fairness, that any transaction require the approval of a majority of the minority shareholders. After negotiations with an independent committee of the Board, the acquisition was completed at $10.30 per share - an almost 50% premium to the market before the offer - with more than 99% of the minority shareholders voting to approve the transaction. IF ONLY JOYCE AND THE MAJORITY DIRECTORS WOULD SOLVE THE PROBLEM OF HERCULES' UNDERPERFORMING STOCK PRICE IN THE SAME WAY!

(4) JOYCE'S CLAIM: He played a "central role" in the creation of more than $8.2 billion of shareholder value at Union Carbide between 1991 and 1999.

       FACT: First, Joyce's record at Union Carbide, as fully set forth in the Committee's Proxy Statement and June 2nd letter, was disastrous, taking the company, notwithstanding an investment of $5.2 billion in capital expansions and acquisitions, from $925 million in net income in 1995 to $162 million in net income in 2000. Of his leadership at Union Carbide, James Kelleher of Argus Research observed in a DELAWARE NEWS JOURNAL article (May 17, 2001), "HE DID VIRTUALLY NOTHING WITH THE COMPANY" (emphasis added). Similarly, in the same article, Paul Leming, an ING Barings security analyst, had this to say about the condition of Union Carbide at the conclusion of Joyce's tenure, "THE WHEELS WERE COMING OFF" (emphasis added).

       Second, JOYCE'S CLAIM, IN TYPICAL EXAGGERATED AND MISLEADING FASHION, OVERSTATES THE CASE BY ALMOST $5.5 BILLION DOLLARS. In doing so, Joyce and the majority directors FAILED TO DISCLOSE THE FOLLOWING:

       (a) Joyce did not become Chief Executive until 1995 and, as only one of a number of the company's executives, he is not entitled to take credit for the company's stock price performance prior to that time.

       (b) After four years of Joyce's leadership, Union Carbide was in such desperate condition that the company had little choice but to sell itself to Dow Chemical. In a BUSINESS WEEK article (Diane Brady, August 16, 1999), Joyce acknowledged that Union Carbide's poor performance had led to the Dow takeover. The article went on to observe, "For the team in Danbury, the deal is bound to be bittersweet. Union Carbide has faced a litany of woes in recent years, from troubled partnerships in places like Kuwait to delayed plant openings. Joyce also spent heavily on new facilities, but the payoff eluded his company."

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


       (c) AT THE TIME OF THE CLOSING, the Dow takeover transaction was worth $52.52 per share to Union Carbide shareholders. The $66.96 per share value which the majority director's recent letter refers, assumes the Dow stock price ON THE DAY PRIOR TO THE ANNOUNCEMENT of the transaction. It is this error, together with the one referred to in (a) above, that combine to overstate Joyce's claim by almost $5.5 billion dollars.

       (d) For the more than four years that Joyce was Chief Executive prior to the announcement of the Dow takeover (April 26, 1995 - August 31, 1999), Union Carbide's stock price lagged the S&P 500 Chemicals Index by more than 28%. Only as a result of the sale to Dow did Union Carbide outperform the Index over Joyce's almost six years as CEO -- and then by little more than 22% -- although the comparison is misleading because it is almost always the case that private sale values substantially exceed public market values.

       (e) Finally, while the sale to Dow was an extraordinarily fortuitous transaction for Union Carbide shareholders in light of the desperate condition of the company at the time of the sale and Dow's poor record with the acquisition since then, unfortunately for Hercules shareholders, Joyce has not been able to repeat that serendipitous, "rabbit out of the hat" performance at Hercules.

(5) JOYCE'S CLAIM: When he became Hercules' Chief Executive in May 2001, he inherited a company that was in a "seriously distressed condition" and viewed by a number of the Company's creditors as being "near bankruptcy." With the help of the BetzDearborn sale, without which "the ongoing viability of Hercules would have been in jeopardy," Joyce has orchestrated a heroic turnaround of the Company.

       FACT:

       (a) While Joyce makes this claim today, Hercules' disclosure in an August 2001 exchange offer made no mention of the Company being in a precarious position. In point of fact, Hercules was not even close to dire financial straits when Joyce arrived at the Company in 2001, as Standard & Poor's and Moody's were rating Hercules' corporate credit BB and Ba2, respectively, the second highest non-investment grade ratings for those two firms. Parenthetically, Hercules' ratings have not improved since that time because while the Company's balance sheet is less leveraged, the sale was substantially earnings dilutive and the Company no longer has the earnings power of its best business, BetzDearborn. FINALLY, IN DECEMBER 2001, TWO MAJOR BANKS OFFERED THE COMPANY ATTRACTIVE REFINANCING PACKAGES.

       (b) To our knowledge, none of the analysts quoted in the Hercules' preliminary proxy statement as expressing affirmative views of the BetzDearborn sale were aware, at the time of their statements, that the Company had an attractive refinancing alternative which would have enabled it to avoid selling Hercules' "CROWN JEWEL."(1)

----------
(1) Evidence of this fact is demonstrated by the following excerpt from a February 19, 2002 report written by Gil Yang, a securities analyst at Smith
Barney:  "We  believe  that  Hercules  could  have  gotten  a higher  value  for
BetzDearborn  in a year. ...  However,  offsetting the benefit of waiting is THE
COMPANY'S NEED TO REDUCE ITS LIQUIDITY CONCERNS. ... IN THE ABSENCE OF A VIABLE DEBT RESTRUCTURING PROGRAM, (emphasis added), we feel that sale of BetzDearborn is reasonable at this time to avoid a time-pressured situation."


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


       Moreover, Joyce has never disclosed what a home run the BetzDearborn acquisition has been for GE, including the following:

    o The BetzDearborn business at the time of the sale was projected to register an approximately $50 million increase in EBITDA in 2002 over the previous year.

    o Since the sale to GE, BetzDearborn's performance has substantially exceeded that of its competitors ("Water Treatment," CHEMICAL WEEK, May 21, 2003).

    o According to top GE executives, the BetzDearborn acquisition has proven to be an extraordinarily advantageous one for GE.

(6) JOYCE'S CLAIM: He has an "ability to substantially grow businesses," and that he has done so at Hercules as a result of improved cash flow and strong capital and R&D programs.

       FACT:

       (a) There is nothing in Joyce's record at either Hercules or Union Carbide that provides the slightest evidence of an ability to grow businesses. In two years at Hercules (2001-2002), revenue growth has only been 2.5% - less than one-half of the 5.7% weighted average sales growth for the Company's specialty chemicals peers (as measured by the eight specialty chemicals companies in the S&P MidCap Specialty Chemicals Index), while its returns on assets and sales (excluding goodwill writedowns) were only approximately 50% and 70%, respectively, of the returns for the same eight companies. By way of update, Hercules' performance in the first quarter of 2003 continued to lag the average performance of the eight Index companies with respect to all three metrics. In a recent report (May 9, 2003) by David Begleiter, a security analyst at Deutsche Bank, Hercules was ranked last among 16 specialty chemicals companies with projected yields on invested capital of 3.9% in 2003 and 3.8% in 2004. In terms of estimated growth in operating profits for 2004, Hercules was ranked second from last.

       With regard to Joyce's efforts to grow Union Carbide during his five years as that Company's Chief Executive, they were nothing short of disastrous as detailed in the Committee's Proxy Statement and June 2nd letter to shareholders.

       (b) Hercules has registered steadily worsening negative cash flow from continuing operations since Joyce came to the Company. Net cash flow from continued operations, even excluding capital expenditures, was ($32) million in 2000, ($100) million in 2001 and ($217) million in 2002. Even adjusting for payment of a one-time tax on a previous capital gain, negative cash flow in 2002 would have been ($109) million.

       (c) The Company has significantly reduced capital expenditures for its ongoing businesses from $119 million in 2000 to $49 million in 2001 and $43 million in 2002. This prompted Andrew Cash, a security analyst at UBS Warburg, after predicting that 2003 will be the third consecutive year in which capital spending is below depreciation, to recently observe, "... investors need to be aware that capital spending cannot remain this low into

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


perpetuity, i.e., equipment ages, new capital must be invested into the business to allow for growth, etc" (May 2, 2003).

       (d) Under Joyce's management, Hercules' R&D effort has atrophied. In 2002, for example, the Company's R&D expenditures were approximately 2.5% of sales - off 17% from 2001 levels - which is particularly low in our view for a high-margin specialty chemicals company with two primary, potentially high-growth businesses. As a result of Hercules' abnormally low R&D expenditures under Joyce, and we might add under his immediate predecessor, the Company's current sales as a result of new product introductions over the last several years have been negligible.

(7) JOYCE'S CLAIM: Joyce implies that there is something irregular about ISP's payment of a $35,000 fee, and providing an indemnification against legal liability, to the Committee's director-nominees.

       FACT: With regard to director-nominees who challenge incumbent management in a proxy contest, this is standard operating procedure and will not cost shareholders a penny. By contrast, Joyce is spending millions of dollars of shareholders' money in an attempt to entrench himself in office. Parenthetically, although the Committee has the legal right to request approval from Hercules shareholders for reimbursement of its proxy expenses should the Committee prevail, and many proxy contestants have done so, we have VOLUNTARILY CHOSEN NOT TO SEEK REIMBURSEMENT AS WAS THE CASE WITH REGARD TO THE 2001 PROXY CONTEST AS WELL.

(8) JOYCE'S CLAIM: With regard to the Committee's contention that the Company "thumbed their noses" at Hercules shareholders only days after the tabulation of the vote by choosing Paula Sneed, an incumbent director who had been defeated in the 2001 Hercules proxy contest, to fill an existing Board opening, the Committee failed to disclose that the minority directors themselves supported Sneed to fill the opening.

       FACT: The minority directors went along with management's nomination of Sneed - but only pursuant to an agreement with Joyce and the majority directors permitting the seating of our nominee, Gloria Schaffer, who had received the votes of a majority of those voting but not a majority of the outstanding Hercules shares. In the interests of avoiding a court fight as to the validity of Hercules' director election Bylaw and seating our fourth minority director, whom we believe was properly elected by the Company shareholders, the minority directors believe that it was a reasonable trade-off to permit Joyce and his majority directors to select whom they preferred for the Board opening.

(9) JOYCE'S CLAIM: The Company's election Bylaw is not only lawful but is fair and in the interests of shareholders.(2)

----------
(2) The Company's citation of a Maryland case is without merit. In the Maryland case, the court upheld an UNAMBIGUOUS Bylaw, while the Hercules Bylaw is AMBIGUOUS. Finally, the Company's reference to the fact that "the same vote requirement is the standard under Delaware law in connection with similar NON-ORDINARY COURSE EVENTS," (emphasis added) is misleading because the election of directors is a widely recognized ANNUAL, ORDINARY COURSE EVENT.

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


       FACT: Putting aside the question as to whether Hercules' interpretation of its Bylaw could withstand a court challenge, who could possibly argue AS A MATTER OF FAIRNESS, that if, for example, each Committee nominee receives 50 million votes and each of the Company's nominees receives only 10 million votes, that the incumbent directors should be permitted to retain their Board seats because the Committee's nominees had not received a majority of the approximately 108 million of outstanding shares of Hercules stock!

       Joyce and his majority directors (at p. 11, Company's preliminary proxy statement) now acknowledge for the first time the full implication of their position - asserting that if the Committee's nominees win a majority of the votes cast, but not a majority of the outstanding shares, Hercules' "lame duck" directors, rather than the Company's nominees, will retain their seats. This outrageous contention permits the Company to run in effect two alternative slates of nominees and treat shareholders who choose not to vote as having voted to retain the "lame duck" directors. Should the Committee's nominees win a majority of the votes cast, but not a majority of the outstanding shares, we ask you to consider the potential ramifications. THE "LAME DUCK" DIRECTORS COULD RESIGN AT THE CONCLUSION OF THE PROXY CONTEST, AND THE CURRENT COMPANY NOMINEES, WHO MAY HAVE BEEN SOUNDLY BEATEN, COULD BE APPOINTED BY THE BOARD THE NEXT DAY -- ALL WITHOUT SHAREHOLDER APPROVAL.

       ASK YOURSELF: DOES THIS ACCORD WITH YOUR CONCEPT OF FAIRNESS AND WHAT DO YOU THINK OF THE CREDIBILITY OF JOYCE AND THE MAJORITY DIRECTORS WHEN THEY CONTEND WITH A STRAIGHT FACE THAT THE PROCEDURE THEY HAVE GERRYMANDERED IS PERFECTLY FAIR AND IN THE INTERESTS OF HERCULES SHAREHOLDERS?

(10) JOYCE'S CLAIM: The Committee and Mr. Heyman are seeking to acquire control of the Company without paying Hercules shareholders a control premium.

       FACT: Neither the Committee nor Mr. Heyman is seeking to acquire Hercules nor have they ever sought to do so. As businesspeople and professionals with extensive executive and managerial experience, but with no interest in executive positions for themselves at Hercules, and as shareholders with an investment of more than $140 million in the Company's shares, we are committed to a program designed to bring about the maximum realization of Hercules' underlying values for the benefit of all shareholders.

       CONTRARY TO THE APPARENT BELIEF OF JOYCE AND THE MAJORITY DIRECTORS, IF THIS PROXY CONTEST IS AT ALL ABOUT CONTROL, IT IS ABOUT RETURNING CONTROL OF THE COMPANY TO ITS SHAREHOLDERS. FOR WHO OWNS HERCULES? - ITS ALMOST 50,000 SHAREHOLDERS WHO HAVE PUT UP THEIR MONEY AND TAKEN THE RISK? - OR JOYCE, WHO HAS NEVER PURCHASED A SHARE OF HERCULES STOCK, AND THE MAJORITY DIRECTORS WHO IN OUR VIEW HAVE EXHIBITED A CALLOUS DISREGARD FOR THE BEST INTERESTS OF HERCULES SHAREHOLDERS AND APPEAR MORE INTERESTED IN POSITIONS, PARACHUTES, AND PERKS?

       WE ARE COMMITTED TO THE RETURN OF CONTROL OF THE COMPANY TO ITS SHAREHOLDERS AND, IF ELECTED, WE WILL DISMANTLE THE ARSENAL OF ANTI-TAKEOVER, ANTI-SHAREHOLDER DEVICES WHICH HAVE BEEN ERECTED BY HERCULES MANAGEMENT AND ITS DIRECTORS OVER THE YEARS. IN ORDER TO ENSURE THAT FUTURE HERCULES DIRECTORS ARE RESPONSIVE TO THE INTERESTS OF THE

COMPANY'S SHAREHOLDERS, WE PLEDGE THAT ONE OF OUR FIRST ACTIONS WILL BE TO ELIMINATE THE STAGGERED BOARD SO THAT THE ENTIRE HERCULES BOARD CAN BE HELD ACCOUNTABLE TO THE COMPANY'S SHAREHOLDERS ON AN ANNUAL BASIS.

       When will Joyce and the majority directors address the real issues regarding Joyce's record, the future direction of Hercules, and a strategy for maximizing values for all Hercules shareholders -- instead of attempting to divert your attention with FALSE AND MISLEADING ATTACKS AND SELF-PROMOTIONAL PROPAGANDA?

       IF YOU ARE AS FED UP AS WE ARE WITH JOYCE AND THE MAJORITY DIRECTORS AND BELIEVE THAT IT IS TIME FOR A CHANGE AT HERCULES - PLEASE SIGN, DATE, AND RETURN OUR WHITE PROXY CARD - TODAY!

       We  are  sincerely   appreciative  of  the  expressions  of  support  our
Committee's nominees have received to date.

                                   Sincerely,

             THE HERCULES SHAREHOLDERS' COMMITTEE FOR NEW MANAGEMENT


/s/ Samuel J. Heyman  /s/ Harry Fields  /s/ Anthony T. Kronman  /s/ Sunil Kumar
--------------------  ----------------  ----------------------  ----------------
    Samuel J. Heyman      Harry Fields      Anthony T. Kronman      Sunil Kumar


/s/ Gloria Schaffer /s/ Vincent Tese  /s/ Raymond S. Troubh /s/ Gerald Tsai, Jr.
------------------- ----------------  --------------------- --------------------
    Gloria Schaffer     Vincent Tese      Raymond S. Troubh     Gerald Tsai, Jr.


     ----------------------------------------------------------------------

                                    IMPORTANT

              PLEASE RETURN YOUR WHITE PROXY CARD AND DO NOT RETURN ANY OF THE COMPANY'S GOLD PROXY CARDS, EVEN AS A PROTEST VOTE AGAINST HERCULES. ONLY YOUR LATEST DATED, SIGNED PROXY CARD WILL BE COUNTED, AND ANY GOLD PROXY CARD YOU SIGN FOR ANY REASON COULD INVALIDATE PREVIOUS WHITE PROXY CARDS SENT BY YOU TO SUPPORT THE COMMITTEE.

              Your vote is important. If you have any questions or need assistance in voting your shares, please call:

                    GEORGESON SHAREHOLDER COMMUNICATIONS INC.
                           17 State Street, 10th Floor
                            New York, New York 10004
                           (866) 288-2190 (Toll Free)
                     Banks and Brokerage Firms please call:
                                 (212) 440-9800

     ----------------------------------------------------------------------

Note:  Permission to use above-cited materials was neither sought nor obtained.

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